Exhibit 99.2

TRIMERIS, INC.

3rd Quarter 2006 Earnings Conference Call Transcript

Moderator: Steven Skolsky

November 7, 2006

4:00 pm CT

Operator: Good afternoon and welcome to the Trimeris Third Quarter 2006 Earnings conference call.

This conference call may contain projections, estimates and other forward-looking statements that involved a number of risks and uncertainties, including those discussed in Trimeris' filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following: There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and the company's periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

While the information presented during this call represents management's current judgment on the future direction of the company's business, such risks and uncertainties can cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

I'll now turn the call over to Mr. Steven Skolsky, Chief Executive Officer.

Steven Skolsky: Thanks for being with us for our Third Quarter 2006 Earnings conference call. Joining me today on the call are several members of the Trimeris senior management team.

There are three key messages that I want to convey to you on this call today. And I'll provide more detail surrounding each of them later in the call.

First, we are very pleased to have reported record quarterly earnings of 16 cents per share on record quarterly revenues of $9.7 million, which represents a significant financial milestone for the company.

Second, we have strengthened our cash position to $44.5 million while continuing to both invest in the Fuzeon brand, and to advance our novel next generation HIV fusion inhibitor peptide, TRI-1144, towards human clinical studies in 2007.

And finally, we reiterate our projections for being profitable for the full year of 2006, including option expense, having now achieved profitability of 12 cents per share for the first nine months of this year.

I will now give you more details of our financial results, both before and after stock option expense.

For the third quarter 2006, we reported total revenue of $9.7 million -- an increase of 114% compared to the same period of last year.

Including option expense, we reported a net profit of $3.4 million or 16 cents per share. Excluding option expense, net income for this quarter was $4.4 million compared to a loss of $3.3 million in the same period last year.

For the first nine months of 2006, total revenues were $24.4 million -- an increase of 120% compared to the first nine months of 2005.

Including option expense, we reported a net profit of $2.7 million or 12 cents per share in this period. Excluding option expense, net income for the period was $6.1 million compared to a loss of $11.9 million in the same period last year.

Our cash position has also improved from $36.9 million as of December 31, 2005 to $44.5 million as of September 30, 2006.

The primary drivers of our improved financial results for this quarter compared to the same period last year were the following: Strong global sales of Fuzeon, which grew by 29% over the third quarter of 2005, improvements in our Fuzeon cost of goods sold and favorable gross-to-net sales adjustments, an increase to 12% in the royalty rate we are paid on net sales of Fuzeon outside the U.S. and Canada by Roche, and finally, careful management of our operating expenses across all areas of our business, while still funding commercial support for Fuzeon and our pipeline R&D programs.

We continue to make progress with our ongoing commercial and product development efforts supporting the Fuzeon brand during this quarter. Our presentations at the recent ICAAC and IDSA meetings provided new data regarding the contribution that Fuzeon, a fully active drug from a novel class, can make in creating highly suppressive HIV regimens for treatment-experienced patients.

We also reported on the benefits of needle-free administration of Fuzeon from our WAND study, showing that we achieved the primary endpoint of a 50% reduction in the incidence of painful injection site reactions with the use of the Bioject B2000 needle-free device compared to standard needle syringes.

In the fourth quarter of 2006, we expect to present further clinical data relating to once-daily administration of Fuzeon, as well as data from the switch tox study outlining the potential to improve upon HIV drug-related side effects experienced by patients who exchanged Fuzeon for one or more other drugs in their regimen.

Progress on our clinical studies, including our BOSS and BLQ trials are continuing as expected, with initial data from these studies anticipated in the first half of 2007.

Our next generation fusion inhibitor peptide candidate, TRI-1144, continues to be advanced with our partner, Roche. As previously reported, GMP chemical synthesis of this TRI-1144 at our own facilities began in the third quarter and this effort is on target to provide adequate supplies to support first-time-in-man studies with TRI-1144 in 2007.

In summary, we are very pleased with our overall financial performance this quarter and especially for having achieved record quarterly earnings of 16 cents per share on record revenues of $9.7 million.

Thank you. And I will now take your questions.

Operator: At this time I would like to remind everyone in order to ask a question, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2. Please hold one moment for the first question.

And the first question will come from the line of Gur Washwald with Piper Jaffray.

Gur Washwald: Good afternoon.

Steven Skolsky: Good afternoon, Guhr.

Gur Washwald: If I remember, on the sales call you had mentioned that you had seen an upswing in the Prezista prescriptions and a correlation, hopefully with Fuzeon on a weekly basis. I was wondering if you have continued to see that and if you have any color on that for us?

Steven Skolsky: Yeah. Thanks for the question, Gur. Actually, we have seen that continued trend. Prezista has hovered around the 700 prescriptions total-wise per week for the past several weeks. The recent return showed actually in the 600 to 700 range.

Over the past three or four weeks since we had our last call, actually we've seen an upswing in our prescriptions to pretty high levels, both on total and new basis.

We actually had our second highest weekly prescription level this past week of 359 scripts and actually had our fifth largest total script count for the past two years at a level of 1,104 scripts.

So we're seeing the beginnings of some signs of growth over that - what we consider a considerable threshold of 300 new scripts and over 1,000 total scripts.

Gur Washwald: Thank you.

Operator: Once again, everyone if you would like to ask a question, simply press star then the number 1 on your telephone keypad. Your next question comes from the line of Sharon Seiler with Punk Ziegel.

Sharon Seiler: Good afternoon. Two financial questions. One, you had mentioned in your scripted remarks the cost of goods for Fuzeon had improved and now it looks like you got about 16.5% of Roche's recorded sales in North America.

Is that a level that you think is sustainable over the next several quarters? Would you expect it to be better or to worsen?

Steven Skolsky: Sharon, not too long ago we mentioned that we would be in the 35% to 40% range during the course of the whole year. We saw some improvement in our cost of goods during this quarter as a result of the 5% price increase.

Sharon Seiler: Okay. And the second question I had was with regard to operating expenses. So your - both R&D and G&A expenses have been trending down over 2006.

Steven Skolsky: Yes.

Sharon Seiler: And again, would you expect those to go back - those expenses to start to rise again in 2007 as you enter the new inhibitor peptide into the clinic?

Steven Skolsky: Yeah. I won't speculate on the magnitude of the diminution of those expenses in coming quarters - for too far advance in the future. However, I would comment on the decrease that we've seen during the course of this quarter.

The collective decrease between our G&A expenses as well as R&D quarter on quarter has been - I mean period on period from last year - has been down around $2-1/2 million.

Close to $2 million of that is within the R&D realm and another 1/2 million was in G&A. The G&A expenses are down as a result of consolidation of our facilities. Facilities costs have come down significantly during that period of time.

And something we referred to in many conference calls, actually going back quite some time ago, at the beginning of the year was the continued decrease in our post-marketing commitments associated with T-20 support that were a basis of approval for Fuzeon with the FDA. And we're continuing to see that decline in overall expenses.

As regard to your comment around NGFI, bear in mind that again we'll be splitting those expenses with our partner, Roche, 50/50 going forward.

Sharon Seiler: Okay. Thank you.

Operator: Once again, everyone if you would like to ask a question, simply press star then the number 1 on your telephone keypad.

And at this time, sir, there are no further questions.

Steven Skolsky: Well if there are no further questions, I'd just like to close again reiterating some of my key remarks from our scripted comments.

First, we're very pleased to have reported record earnings of 16 cents per share, including option expense this quarter. And have increased our cash reserves by a total of $7.6 million since the beginning of the year.

Second, our strong financial performance this quarter has contributed to achieving record profitability of 12 cents per share over the first nine months, including option expense.

Consequently, we're confident in maintaining our guidance of being profitable for the full year of 2006, including option expense.

And finally, we are continuing to progress our novel next generation HIV fusion inhibitor peptide towards first-time-in-man studies and look forward to updating you on its progress in 2007.

Thank you for joining on this call today.

Operator: Ladies and gentlemen, this does conclude the Trimeris Third Quarter 2006 Earnings conference call. You may now disconnect.

END